Exhibit 10.11

2013 Five9 Bonus Plan

Five9 maintains an employee bonus incentive plan as part of the company’s compensation strategy to attract and retain top level talent.

Participation

Eligibility for Employees to participate in the bonus plan is requested by their manager. Final approval from the CEO is required for an employee to be eligible to participate in the bonus plan.

Eligibility for Executives to participate in the bonus plan is approved by the Board of Directors (Board) Compensation Committee.

Target Award

The target award is the amount, at 100% performance achievement, payable under the Plan to a Participant for the Performance Period. Target Awards will be pro-rated from the date of hire or date of approval if approved after a Performance Period has already commenced.

Goal Amount

Employee bonuses are set as an annual dollar amount as recommended by the employee’s manager and approved by the CEO.

Executive bonuses are set as an annual dollar amount as approved by the Board.

Performance Period

The performance period is the period of time for the measurement of the performance criteria that must be met to receive a bonus.

Employee bonuses are set as an annual target with quarterly payouts. The CEO has an annual bonus with quarterly payouts as well as a discretionary bonus paid out annually upon approval by the Board.

Performance Criteria

Five9, in its sole discretion, will determine the performance goals applicable to any Target Award. Performance goals for any Participant may include individual and/or corporate goals.

Achievement

Achievement of corporate goals is measured by corporate achievement of revenue and normalized cash flow goals as outlined in Appendix A.

Achievement of individual employee goals is measured by the employees’ managers.

Right to Receive Award

A participant must be an employee of Five9 on the date of bonus payment to receive their bonus payment, unless otherwise determined by Five9 Management or the Board.

Timing of Payment

Payment of each award will be made as soon as practicable as determined by Five9 Management and the Board after the end of the Performance Period during which the award was earned. Bonus amounts will be processed through payroll with applicable state and federals tax withholding for bonus payments.

Payment in the Event of Death

If a Participant dies prior to the payment of the award, the award will be paid to the estate of the Participant.

Amendment, Termination and Duration

The Bonus Plan is provided at the discretion of Five9. Five9 reserves the right to administer, modify or terminate the Plan with or without notice.

2013 Performance Goals

In 2013 there were four quarterly Performance Periods, ending on March 31, June 30, September 30 and December 31. For each quarter there were two corporate performance goals: Revenue weighted at 80% and Normalized Cash Flow weighted at 20%. The chart below illustrates the Revenue and Normalized Cash Flow targets for each of the 2013 Performance Periods.

	Revenue Target	Normalized Cash Flow Target
2013 Performance Period	(in millions)	(in millions)
Q1	$19,481	($5,862)
Q2	$20,445	($7,290)
Q3	$23,294	($6,556)
Q4	$27,385	($3,391)

Normalized Cash Flow is EBITA less principal and interest amounts paid on debt.

Achievement of Corporate Goals

Achievement of Revenue is on a sliding scale from 90%-110% of goal achievement with payout on a 3 to 1 scale. The chart below illustrates the funding multiple that will apply to each quarterly 2013 Revenue Performance Goal.

Goal Achievement as %	Bonus Pool Funding as %
90	70
91	73
92	76
93	79
94	82
95	85
96	88
97	91
98	94
99	97
100	100
101	103
102	106
103	109
104	112
105	115
106	118
107	121
108	124
109	127
110	130

The Normalized Cash Flow corporate goal is payable at either 100% or 0%. To achieve 100% the actual Normalized Cash Flow must be no more than $100k less than the target. If the Normalized Cash Flow is lower than this threshold, the achievement of this goal is 0%.